Exhibit 99.1


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[INTERNATIONAL PAPER GRAPHIC OMITTED]
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                                                     INTERNATIONAL PAPER PLAZA
                                                     400 ATLANTIC STREET
                                                     STAMFORD, CT 06921

News Release



         International Paper Agrees to Sell Coated & SC Papers Business to an Affilliate of Apollo Management L.P. for Approximately $1.4 Billion

STAMFORD, Conn.-June 5, 2006-International Paper (NYSE:IP) has signed a definitive agreement to sell its coated and supercalendered papers business to CMP Holdings LLC, an affiliate of Apollo Management L.P. for approximately $1.4 billion, subject to certain post-closing adjustments. The coated and supercalendered papers business includes four paper mills, located in Jay, Maine; Bucksport, Maine; Quinnesec, Mich.; and Sartell, Minn., and generated $1.6 billion in sales in 2005. The transaction is expected to close in mid-summer 2006, subject to various closing conditions including receipt of financing, regulatory approvals and other customary conditions.

The purchase price consists of approximately $1.37 billion in cash plus approximately $30 million in the form of a 10-percent limited partnership interest in CMP Investments LP, the parent company of CMP Holdings LLC. This interest includes the right to receive certain additional payments contingent upon the buyer's achievement of certain investment return hurdles.

The transaction is part of IP's previously announced transformation plan to focus on uncoated papers and industrial and consumer packaging globally. Expected proceeds from divestitures announced to date, including coated papers, are approximately $9.1 billion.

"The coated papers sale agreement is another important step in transforming International Paper to narrow our focus, strengthen our returns and improve value for our shareowners," said John Faraci, IP chairman and chief executive. "Our coated papers unit is a good business, with talented leadership, excellent employees, quality brands and an outstanding customer base. This business has been an important contributor to International Paper, and we expect it will continue to thrive under new ownership."

"We are excited to be purchasing International Paper's Coated and SC Paper business, an asset with a leadership position in the North American coated papers markets," said Scott Kleinman, a partner at Apollo Management. "We view the company as an excellent business and look forward to the opportunity to invest alongside a strong management team with whom we will work to grow the business and realize the full potential of the company's leading market positions."

International Paper's coated and supercalendered papers business annually produces approximately 2 million tons of coated freesheet and coated groundwood papers for the magazine, catalog and retail insert markets. Its brands include Advocate(R), Influence(R), Liberty(TM), Savvy(R), Trilogy(R) and Velocity(TM). The business, headquartered in Memphis, Tenn., employs approximately 3,000 people. International Paper accounted for the results of its coated and supercalendered papers business as a discontinued operation and wrote down the business' assets in the first quarter of 2006.

About Apollo Management, L.P.
Apollo Management, L.P., founded in 1990, is among the most active and successful private investments firms in the United States in terms of both number of investment transactions completed and aggregate dollars invested. Since its inception, Apollo has managed the investment of an aggregate of approximately $13 billion in equity capital in a wide variety of industries, both domestically and internationally, and is currently managing Apollo Investment Fund VI, L.P., its most recent fund with committed capital of $10.1 billion.

About International Paper
Headquartered in the United States, International Paper has been a leader in the forest products industry for more than 100 years. The company is currently transforming its operations to focus on its global uncoated papers and packaging businesses, which operate and serve customers in the U.S., Europe, South America and Asia. These businesses are complemented by an extensive North American merchant distribution system. International Paper is committed to environmental, economic and social sustainability, and has a long-standing policy of using no wood from endangered forests. To learn more, visit www.internationalpaper.com.

This press release may contain forward-looking statements. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ relate to: (i) the successful fulfillment (or waiver) of all conditions set forth in the sale agreement; (ii) the successful closing of the transaction within the estimated timeframes; and (iii)with the respect to the Company's announced transactions, the ability of the Company to consummate such transactions and realize expected proceeds. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

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International Paper Contacts:
Media:  Amy Sawyer, 901-826-4278 or IP Media Relations, 901-419-NEWS

Investors: Darial Sneed, 203-541-8541
           Brian McDonald, 203-541-8586
           Brian Turcotte, 203-541-8632